Exhibit 99.2

Compensation Committee Charter

Purpose

The Compensation Committee is appointed by the Board to establish policies with respect to the compensation of the Company’s officers and Directors. The Committee has overall responsibilities for approving and evaluating officer and director compensation plans, policies and programs of the Company.

The Compensation Committee is also responsible for producing an annual report on executive and board compensation for inclusion in the Company’s proxy statement.

Committee Membership

The Compensation Committee shall consist of no fewer than two (2) members and no more than four (4) members. The members of the Compensation Committee shall meet the independence requirements of the New York Stock Exchange.

The Board shall appoint the members of the Compensation Committee. Compensation Committee members may be replaced by the Board.

Committee Authority and Responsibilities

1. The Compensation Committee shall have the sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of director, CEO or senior executive compensation and shall have sole authority to approve the consultant’s fees and other retention terms. The Compensation Committee shall also have authority to obtain advice and assistance from internal or external legal, accounting or other advisors.

2. With respect to the CEO and all other executive officers, the Compensation Committee shall annually review and approve corporate goals and objectives relevant to compensation, evaluate performance in light of those goals and objectives, and determine and approve compensation levels based on this evaluation.

3. The Compensation Committee shall make recommendations to the Board with respect to compensation, incentive compensation and equity-based plans. To the extent directed or

t 949.465.0065 f 949.215.9642 19655 Descartes Foothill Ranch, CA 92610 www.decisionpt.com authorized by the Board, the Compensation Committee shall adopt or administer such plans on behalf of the Board and the Company.

4. The Compensation Committee shall produce the compensation committee report on executive and board compensation required to be included in the Company’s proxy statement for its annual meeting of stockholders.

5. The Compensation Committee may form and delegate authority to subcommittees when appropriate.

6. The Compensation Committee shall make regular reports to the Board.

7. The Compensation Committee shall, as and when it deems appropriate, review and reassess the adequacy of this Charter.

8. The Compensation Committee shall annually review and evaluate its own performance.

t 949.465.0065 f 949.215.9642 19655 Descartes Foothill Ranch, CA 92610 www.decisionpt.com

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